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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1739
FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES EARNINGS,
OPERATIONAL UPDATE AND 2004 GUIDANCE

        DENVER, COLORADO—March 15, 2004—Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and year-ended December 31, 2003, provided information regarding upcoming projects for Forest's North American and International operations and announced its 2004 guidance. Additional details are available in Forest's Form 10-K which was filed today with the Securities and Exchange Commission.

2003 RESULTS

        For the year ended December 31, 2003, Forest reported net earnings from continuing operations of $90.2 million or $1.82 per basic share and net earnings of $88.4 million or $1.79 per basic share, an increase of over 300% compared to net earnings of $21.3 million or $.45 per share in the corresponding 2002 period. For the quarter ended December 31, 2003, Forest reported net earnings from continuing operations of $6.1 million or $.11 per basic share and a net loss of $0.3 million or $.01 per basic share compared to net earnings of $9.2 million or $.20 per basic share in the fourth quarter of 2002.

        Forest had several significant events that affected earnings in the fourth quarter of 2003 and reduced earnings compared to the fourth quarter of 2002. As previously announced, the Company recorded a significant downward revision in estimated proved reserves, which increased our depletion rate to $2.00 per Mcfe in the fourth quarter of 2003 compared to $1.39 per Mcfe in the fourth quarter of 2002 (an estimated after-tax effect of approximately $16.3 million). During the fourth quarter of 2003, Forest also recorded a $16.9 million impairment of the carrying value of certain international exploration assets (estimated after-tax effect of $10.5 million), and recorded a loss of $7.7 million (net of tax) on discontinued operations due to the decision to sell Forest's Canadian marketing subsidiary.

        Higher earnings for the year ended December 31, 2003 compared to 2002 were due primarily to the combination of higher average oil and gas sales prices, higher sales volumes and lower oil and gas production expense, offset by the negative effects of the events described above.

Certain Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating data for the three months and years ended December 31, 2003 and 2002:

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Daily natural gas sales volumes (MMcf):
United States	257.7	215.9	231.1	215.2
Canada	36.6	31.0	34.6	37.0

Total	294.3	246.9	265.7	252.2
Daily liquids sales volumes (MBbls):
United States	21.6	19.4	21.0	20.5
Canada	2.7	3.1	2.8	3.2

Total	24.3	22.5	23.8	23.7
Equivalent daily sales volumes (MMcfe):
United States	387.6	332.3	357.5	338.1
Canada	52.6	49.5	51.2	56.4

Total	440.2	381.8	408.7	394.5
Total equivalent sales volumes (Bcfe)	40.5	35.1	149.2	144.0
Oil and gas sales revenue (millions)	$172.5	126.6	655.2	471.7
Average gas sales price ($/Mcf)	$4.34	3.58	4.53	3.13
Average liquids sales price ($/Bbl)	$24.51	21.87	24.77	21.16
Oil and gas production expense (per Mcfe)	$1.07	1.10	1.03	1.10

2003 Financial and Operational Results

        In the fourth quarter of 2003, oil and gas sales volumes increased approximately 15% compared to the fourth quarter of 2002 and 10% compared to the third quarter of 2003 due primarily to production from Gulf Coast properties purchased on October 31, 2003. For the year ended December 31, 2003, oil and gas sales volumes increased approximately 4%, due primarily to acquisitions made during 2003.

        Increased price realizations for both oil and gas, combined with higher sales volumes, generated oil and gas revenue increases of 36% in the quarter and 39% for the year ended December 31, 2003, compared to corresponding periods in 2002.

        Oil and gas production expense increased in the fourth quarter of 2003 due primarily to property acquisitions in the Gulf of Mexico and workover activity in Alaska. On a per-unit basis, oil and gas production expense decreased in the fourth quarter and the year ended December 31, 2003, by 3% and 6%, respectively, compared to the corresponding 2002 periods. The per-unit decreases are the result of cost reduction measures employed throughout Forest's operations, which were somewhat offset by increases in production and ad valorem taxes resulting from higher product sales prices.

        General and administrative expense decreased to $6.9 million and $36.3 million for the fourth quarter and year ended December 31, 2003, respectively, compared to $10.9 million and $37.6 million for the corresponding periods in 2002. The decreases resulted primarily from effective cost reduction measures in corporate areas and from higher fixed rate overhead recoveries. Cost reductions in 2003 were achieved despite the inclusion of approximately $3.6 million attributable to severance costs and termination of the Canadian defined benefit pension plan.

        Depreciation and depletion expense increased to $82.0 million and $234.8 million for the quarter and year ended December 31, 2003, respectively, compared to $49.7 million and $185.3 million for the corresponding periods in 2002. On a per-unit basis, the depletion rates were $2.00 and $1.55 per Mcfe for the quarter and year ended December 31, 2003, respectively, compared to $1.39 and $1.26 per Mcfe in the corresponding periods in 2002. The increases in depletion expense and in the per-unit depletion rate in 2003 compared to 2002 were due primarily to downward revisions in estimated proved reserves in 2003. These revisions occurred primarily in the fourth quarter of 2003. We had previously estimated that the depletion rate would be in the range of $1.80 to $1.90 per-unit.

        On March 1, 2004, the gas marketing business operations of Forest's Canadian marketing subsidiary were sold to Cinergy Canada, Inc. (Cinergy) for $11.2 million (CDN). Forest may receive additional contingent payments over the next five years if Cinergy meets certain earnings goals in the operation of this business. Under the terms of the purchase and sale agreement, Cinergy will market gas on behalf of Forest's Canadian subsidiary, for five years. Cinergy also took over the administration of the netback pool formerly administered by Forest's subsidiary. Forest's subsidiary's results of operations have been reported as discontinued operations in the accompanying financial statements.

Capital Activities

        During 2003, Forest drilled a total of 104 wells with an overall success rate of 82%. The following chart summarizes capital expenditures incurred in 2003 for exploration, development and acquisition activities (in millions):

	United States	Canada	International	Consolidated Total	Percentage
Exploration	$64.1	32.0	8.2	104.3	14%
Development	185.7	14.5	—	200.2	28
Acquisitions	424.2	—	—	424.2	58

Total	$674.0	46.5	8.2	728.7	100%

Borrowing Base

        Forest completed an amendment to its combined U.S. and Canadian credit facilities that includes changes to the global borrowing base. Effective as of March 4, 2004, the global borrowing base was decreased from $575 million to $480 million, with $460 million allocated to the U.S. credit facility and $20 million allocated to the Canadian credit facility. Under the terms of the credit facilities, the global borrowing base will next be re-determined in the second quarter of 2004 and the amount available for borrowing could be adjusted at that time. As of March 4, 2004, Forest had approximately $19.7 million of cash on hand and approximately $165 million available under the credit facilities.

Hedging

        The following table details Forest's current hedge position. Forest currently has hedges in place for the full year 2004 covering the aggregate average daily volumes and weighted average prices shown below.

Year 2004
Natural gas swaps:
Contract volumes (BBtu/d)	102
Weighted average price (per MMBtu)	$4.80
Natural gas collars:
Contract volumes (BBtu/d)	17
Weighted average ceiling price (per MMBtu)	$5.86
Weighted average floor price (per MMBtu)	$4.13
Natural gas three-way collars:
Contract volumes (BBtu/d)	23
Weighted average ceiling price (per MMBtu)	$6.80
Weighted average floor price (per MMBtu)	$4.92
Three-way weighted average floor price (per MMBtu)	$3.50
Oil swaps:
Contract volumes (MBbls/d)	11
Weighted average price (per Bbl)	$25.73
Oil collars:
Contract volumes (MBbls/d)	1
Weighted average ceiling price (per Bbl)	$24.08
Weighted average floor price (per Bbl)	$22.00

OPERATIONAL PROJECT UPDATE

Gulf Coast Business Unit

Production Operations

        During 2003, the Gulf Coast Onshore and Offshore Business Units were combined. A total of 25 gross wells were drilled with a 76% success rate. Lease operating expenses (LOE) were reduced by 9% compared to the previous year.

Acquisitions

        There were three notable onshore and offshore acquisitions in this Business Unit during 2003 with an aggregate purchase price for the oil and gas properties of $237 million. These three acquisitions added 158 Bcfe of estimated proved reserves at a cost of $1.50 per Mcfe.

        The acquisitions added 278,077 net acres along with certain interests in pipelines, gas plants and facilities. As a result of these acquisitions and an active onshore and offshore leasing program, the Business Unit's net acreage position increased by 79% over 2002. Operations were assumed immediately following the consummation of these transactions. Production increases have recently occurred in the South Bonus, McAllen Ranch, West White Lake and Sweet Lake fields, some of which are noted below.

Deep Shelf Gulf of Mexico Activity (55% - 75% Working Interest)

        Following the success at South Timbalier 72 #21 (initial gross production of 2,000 Bbls/d and 1.4 MMcf/d), Forest drilled the West Cameron Block 112 #1 to a total depth at 15,350 feet in the first quarter of 2004. This well is currently being completed.

Vermilion Block 102 (100% Working Interest)

        The Vermilion 102 A-2 well was successfully drilled and completed at a gross production rate of 10 MMcfe/d. The subsequent well, the A-3, was completed in the first quarter of 2004 at a gross production rate of 10 MMcfe/d. Forest is currently drilling a follow-up well.

Eugene Island Block 273 (75% Working Interest)

        The new platform installation on this discovery drilled in 2003 is expected to be finished in the first quarter of 2004. Three additional wells are planned to be drilled thereafter.

South Bonus Area, South Texas (80% - 100% Working Interest)

        Three additional shallow Frio wells were completed in the fourth quarter of 2003, bringing the total to seven completions out of eight wells drilled in 2003. Gross production has increased from 4 to 16 MMcf/d as a result of this program, which started in August 2003 following the acquisition of 32,600 net undeveloped acres and 3-D seismic. The first Yegua exploration well, the Beard #1, was recently completed at 6.6 MMcfe/d at 5,800 psi flowing tubing pressure. Two rigs are currently operating in the field drilling Frio and deeper Yegua prospects and a deep Wilcox well is expected to spud late in the first quarter of 2004.

Katy Field, South Texas (53% Working Interest)

        Two additional Middle Wilcox deepenings were completed in the fourth quarter of 2003, bringing the total to 13 completed since this program commenced. The gross production has increased from a low of 14.7 MMcf/d during 2002 to a high of 19.2 MMcf/d during 2003. A 150-square mile 3-D seismic survey operated by Forest was also completed in the fourth quarter of 2003.

Western Business Unit

Production Operations

        During 2003, the Western Business Unit had its most active year in terms of drilling and acquisitions. In 2003, 33 gross wells were drilled with a 79% success rate.

Acquisitions

        Two major acquisitions were made in the Western Business Unit during 2003 with the last transaction closing on December 31, 2003. Both transactions were concentrated in the Permian Basin of West Texas, although a small portion of the properties are located in South Texas. Additionally, in the fourth quarter, Forest assumed operatorship of seven fields in the Permian Basin that were previously operated by others. During 2003, a total of $145 million (net of deferred taxes) was spent to acquire estimated proved reserves of 143 Bcfe, at a per-unit cost of $1.02 Mcfe. Capital of approximately $36 million has been allocated in 2004 for waterflood projects, development drilling and 3-D seismic related to these properties.

Vermejo Field, West Texas (87% - 100% Working Interest)

        Following exploitation work in 2003, net gas sales increased from 6.3 to 8.7 MMcf/d. In 2004, development wells are expected to be drilled to both shallow Delaware and deep Fusselman intervals.

Apollo Field, West Texas (87% - 100% Working Interest)

        The University Block 21 #264 was completed and initially flowed with gross production of 3.2 MMcf/d and 295 Bbls/d while the University Block 21 #221 recompletion flowed 681 Mcf/d and 360 Bbls/d. The field is currently producing 16 MMcfe/d.

Canada Business Unit

Production Operations

        During 2003, the Canada Business Unit drilled a total of 39 gross wells with a 95% success rate. Additionally, 25 water injection wells were drilled.

Foothills—Narraway Area (50% - 100% Working Interest)

        Two wells were completed in the fourth quarter of 2003. The Narraway 2-27 was completed at a gross production rate of 3.5 MMcf/d and the Narraway 16-7 at 3.1 MMcf/d. As a result of 2003 drilling activity, the field's rate increased from 12 MMcf/d at the start of 2003 to the current rate of 30 MMcf/d. One well is currently drilling and one well is being completed. Additional 3-D seismic will be acquired in early 2004 to extend activity to our other undeveloped acreage.

Foothills—Waterton Areas (20% Working Interest)

        The Waterton 14-21 Mississipian Wildcat test has reached total depth and tested 6 MMcf/d. This well is located in the Southern Alberta foothills and will be tied to sales in the second quarter of 2004.

Plains Area, Alberta (30% - 100% Working Interest)

        A total of 34 gross wells were drilled in 2003 in this area. Activity was primarily focused on the Kaybob, Herronton and Progress Doe Creek areas. During 2003, the Kaybob Field's net production increased from 1 to 7 MMcfe/d as a result of the shallow drilling program. Activity is expected to increase in these areas in 2004.

Alaska Business Unit

Production Operations

        During 2003, the Alaska Business Unit drilled a total of 3 gross wells with a 67% success rate.

Redoubt Shoal Development (100% Working Interest)

        In the fourth quarter of 2003, the RU #7 was drilled horizontally to a depth of 15,950 feet using water-based mud on the lower portion of the well. The well was cased and the platform drilling rig was moved off the Osprey platform in late December 2003. A hydraulic workover was moved on the platform in the first quarter of 2004. The RU #1 well has been restored to production and the RU #7 is currently being completed. As previously announced, the 2004 capital expenditures for this project have been significantly reduced from prior levels.

International Business Unit

Ibhubesi, South Africa (53% Working Interest)

        The four well drilling program concluded in January 2004, and the semi-submersible rig was released. The exploration area is approximately 30 KM north of the original Ibhubesi discovery. As previously announced, the AX-1 well tested 31 MMcfe/d. Gas pay was logged in two additional wells with the fourth well being wet. Significant drilling cost savings were achieved with this program as the cost of the most recent wells averaged 40% lower than the previous drilling program. Additional seismic work and interpretation is planned in 2004 for portions of the large acreage block. Forest was fully carried in this drilling program.

2004 GUIDANCE

        Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

        Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

        The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

        Given these general limitations and those discussed below, the following is a summary of Forest's forecast for 2004:

        Daily Production.    We expect that our daily production will be in the range of 440 to 470 MMcfe/d for the full year of 2004. Production is expected to increase from the first quarter of 2004 based on the assumption that three significant additional Gulf of Mexico fields will come on-line in the remainder of 2004. Forest's first quarter production has been adversely impacted by platform downtime resulting from drilling activity and water encroachment in the High Island #116 field in January of 2004.

        Liquids Production.    We expect that our 2004 production of oil and natural gas liquids will be between 26,000 and 27,000 Bbls/d.

        Gas Production.    We expect that our 2004 natural gas production will be between 280 and 310 MMcf/d.

        Production Expense.    Our oil and gas production expense (which includes production taxes and product transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2004 production expense will be between $180 million and $200 million.

        General and Administrative Expense (G&A).    We expect that our 2004 G&A expense will be between $33 million and $37 million.

        Depreciation, Depletion and Amortization (DD&A).    We expect that our DD&A rate will be between $2.00 and $2.10 per Mcfe during 2004.

        Capital Expenditures.    We expect that capital expenditures will be between $275 million and $325 million in 2004. This expenditure level does not include any acquisitions. Some of the factors impacting the level of capital expenditures in 2004 include crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Tuesday, March 16, 2004, at 2:00 p.m. ET (12:00 p.m. MT) to discuss the items described in this press release. If you would like to participate please call 1 (800) 399-6298 (for U.S./Canada) or 1 (706) 634-0924 (for International) and request the Forest Oil teleconference.

        A replay will be available from March 16, 2004 through March 26, 2004. You may access the replay by dialing toll free 1 (800) 642-1687 (for U.S./Canada) or 1 (706) 645-9291 (for International), conference ID # 6217758. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada in Alberta. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.ForestOil.com.

        March 15, 2004

###

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	December 31, 2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$11,509	13,166
Accounts receivable	158,954	111,760
Derivative instruments	4,130	3,241
Current deferred tax asset	23,302	10,310
Other current assets	17,465	21,994

Total current assets	215,360	160,471
Net property and equipment	2,433,966	1,687,885
Deferred income taxes	—	41,022
Assets held for sale related to discontinued operations	8,589	12,525
Other assets	25,633	22,778

	$2,683,548	1,924,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$192,001	153,413
Accrued interest	3,869	6,857
Derivative instruments	49,838	29,120
Asset retirement obligation	23,243	—
Other current liabilities	4,158	2,285

Total current liabilities	273,109	191,675
Long-term debt	929,971	767,219
Asset retirement obligation	188,189	—
Other liabilities	33,758	28,199
Deferred income taxes	72,723	16,377
Shareholders' equity:
Common stock	5,563	4,913
Capital surplus	1,302,340	1,159,269
Accumulated deficit	(56,495)	(144,548)
Accumulated other comprehensive loss	(9,740)	(41,887)
Treasury stock, at cost	(55,870)	(56,536)

Total shareholders' equity	1,185,798	921,211

	$2,683,548	1,924,681

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$117,652	81,323	439,700	288,542
Oil, condensate and natural gas liquids	54,827	45,241	215,493	183,198

Total oil and gas sales	172,479	126,564	655,193	471,740
Processing income, net	1,053	423	1,985	1,128

Total revenue	173,532	126,987	657,178	472,868
Operating expenses:
Oil and gas production	43,278	38,806	154,170	158,699
General and administrative	6,896	10,870	36,322	37,642
Depreciation and depletion	82,018	49,682	234,822	185,288
Impairment of oil and gas properties	16,775	—	16,910	—
Accretion of asset retirement obligation	4,063	—	13,785	—

Total operating expenses	153,030	99,358	456,009	381,629

Earnings from operations	20,502	27,629	201,169	91,239
Other income and expense:
Other expense (income), net	502	(226)	6,964	7,682
Interest expense	12,363	12,635	49,341	50,433

Total other income and expense	12,865	12,409	56,305	58,115

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting principle	7,637	15,220	144,864	33,124
Income tax (benefit) expense:
Current	423	(67)	693	228
Deferred	1,100	6,004	53,943	11,813

	1,523	5,937	54,636	12,041

Net earnings from continuing operations	6,114	9,283	90,228	21,083
(Loss) income from discontinued operations (net of tax)	(6,386)	(90)	(7,731)	193
Cumulative effect of change in accounting principle for recording asset retirement obligation (net of tax)	—	—	5,854	—

Net earnings (loss)	$(272)	9,193	88,351	21,276

Weighted average number of common shares outstanding:
Basic	53,463	47,001	49,450	46,935

Diluted	53,463	48,196	50,353	48,207

Basic earnings (loss) per common share:
Earnings from continuing operations	$.11	.20	1.82	.45
Loss from discontinued operations (net of tax)	(.12)	—	(.15)	—
Cumulative effect of change in accounting principle	—	—	.12	—

Net earnings (loss) per common share	$(.01)	.20	1.79	.45

Diluted earnings per common share:
Earnings from continuing operations	$.11	.19	1.79	.44
Loss from discontinued operations (net of tax)	(.12)	—	(.15)	—
Cumulative effect of change in accounting principle	—	—	.11	—

Net earnings (loss) per common share	$(.01)	.19	1.75	.44

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
	2003	2002
	(In Thousands)
Cash flows from operating activities:
Net earnings before cumulative effect of change in accounting principle	$82,497	21,276
Adjustments to reconcile net earnings before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and depletion	236,148	186,221
Impairment of oil and gas properties	16,910	—
Accretion of asset retirement obligation	13,785	—
Amortization of deferred hedge gain	(4,561)	(791)
Amortization of deferred debt costs	2,315	2,233
Translation gain on subordinated debt	—	(332)
Unrealized (gain) loss on derivative instruments, net	(451)	788
Deferred income tax expense	61,730	11,997
Stock and stock option compensation	1,278	—
Loss on extinguishment of debt	3,975	5,262
Loss (earnings) in equity method investee	2,043	(30)
Other, net	967	(1,774)
(Increase) decrease in accounts receivable	(34,388)	23,196
Decrease in other current assets	6,281	7,929
Increase (decrease) in accounts payable	22,204	(59,065)
Decrease in accrued interest and other liabilities	(28,749)	(6,138)

Net cash provided by operating activities	381,984	190,772
Cash flows from investing activities:
Acquisition of subsidiary	(82,160)	—
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(583,332)	(354,220)
Other fixed assets	(2,251)	(4,057)
Proceeds from sale of assets	14,445	5,465
Increase in other assets, net	(5,883)	(3,801)

Net cash used by investing activities	(659,181)	(356,613)
Cash flows from financing activities:
Proceeds from bank borrowings	865,511	466,760
Repayments of bank borrowings	(668,000)	(391,371)
Proceeds from termination of interest rate swaps	5,057	35,630
Issuance of 7 3/4% senior notes, net of issuance costs	—	146,846
Repurchases of 8 3/4% senior subordinated notes	—	(66,248)
Redemption and repurchases of 10 1/2% senior subordinated notes	(69,441)	(23,935)
Proceeds of common stock offering, net of offering costs	318,216	—
Repurchase and retirement of common stock	(184,632)	—
Proceeds from the exercise of options and warrants	8,257	4,671
Purchase of treasury stock	—	(560)
Decrease in other liabilities, net	(419)	(965)

Net cash provided by financing activities	274,549	170,828
Effect of exchange rate changes on cash	991	(208)

Net (decrease) increase in cash and cash equivalents	(1,657)	4,779
Cash and cash equivalents at beginning of period	13,166	8,387

Cash and cash equivalents at end of period	$11,509	13,166

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FOREST OIL ANNOUNCES EARNINGS, OPERATIONAL UPDATE AND 2004 GUIDANCE